PLAN OF REORGANIZATION AND
                    STOCK EXCHANGE AGREEMENT

     PLAN OF REORGANIZATION AND STOCK EXCHANGE AGREEMENT , dated as of February 2, 2001 by and among Balanced Living, Inc., a Colorado corporation ("BLI"), Jenson Services, Inc., a Utah Corporation ("JSI"), Wizzard Software Corporation, a Delaware corporation ("WSC"), and certain stockholders of WSC who are parties hereto (the "WSC Stockholders").

                     W I T N E S S E T H :

     WHEREAS, the respective Board of Directors of WSC and BLI (sometimes referred to collectively as the "Constituent Corporations" or individually as a "Constituent Corporation"), JSI and the WSC Stockholders deem it advisable that at the closing (the "Closing") of the transactions contemplated hereby all of the WSC Stockholders shall exchange all of their shares of WSC common stock, $0.001 par value (the "WSC Shares") for shares of BLI common stock, $0.001 par value per share (the "BLI Shares"), in the manner and in such amount as is set forth in Article I hereof and upon the terms and conditions otherwise set forth in this Agreement (the "Reorganization") in order that WSC shall become a 96% subsidiary of BLI upon consummation of the Reorganization; and

     WHEREAS, to effectuate the foregoing, the parties desire to adopt a plan of reorganization in accordance with the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                           ARTICLE I
                       THE REORGANIZATION

     1.1 Exchange of WSC Shares for BLI Shares. The Reorganization shall become effective upon the Closing of the exchange of WSC Shares for BLI Shares pursuant to this Agreement (the date of the Closing when the Reorganization becomes effective shall be called the "Closing Date").

     1.2 Consummation of the Reorganization. As soon as practicable after the approval of the Reorganization by the Board of Directors of each of WSC and BLI and the holders of not less than eighty (80%) percent of the outstanding WSC Shares and the satisfaction of the other conditions hereinafter set forth, the parties hereto will cause the Reorganization to be consummated in accordance with applicable law.

     1.3  Exchange of Stock..    At the Closing, the WSC Stockholders
(holding an aggregate of 13,049,000 WSC shares) shall exchange the WSC Shares for BLI Shares (at the ratio of 1.027268907 BLI Shares for each WSC Share) by virtue of the Reorganization. To effectuate such exchange, each WSC Stockholder exchanging WSC Shares pursuant hereto shall deliver a certificate or certificates for his WSC Shares in accordance with this Agreement. As a result of the Reorganization, in the event all WSC Stockholders exchange all of their WSC Shares pursuant hereto, the WSC Stockholders will hold 13,404,831 BLI Shares in the aggregate and WSC shall become a 96% subsidiary of BLI.

     1.4 Issued Shares; Authorized Shares. Prior to the Closing Date, BLI shall have caused the number of its outstanding shares to be decreased from 3,467,849 shares to 1,996,950 shares through, in the order listed (a) effecting a forward stock split at the rate of 1.65 BLI Shares for each BLI Share currently issued and outstanding, and (b) the cancellation of 3,725,000 BLI Shares held by JSI..

     1.5 Additional Financing. Prior to the Closing Date, irrevocable subscriptions for the purchase of BLI shares for at least $500,000 in the aggregate shall have been received and accepted by BLI and a minimum of $500,000 shall have been deposited into escrow pursuant to the terms of the Escrow Agreement mutually acceptable to WSC and BLI, among BLI, Capital Growth Resources and Cuyamaca Bank, as Escrow Agent.

     1.6 Exchange of Certificates. At the Closing, each holder of a certificate theretofore evidencing outstanding WSC Shares upon surrender of the same to BLI's transfer agent (the "Transfer Agent") or such other agent or agents as shall be appointed by BLI, shall be entitled to receive in exchange therefor a certificate or certificates evidencing the number of full BLI Shares for which the WSC Shares theretofore represented by the certificate or certificates so surrendered shall have been exchanged. Until so surrendered, each outstanding certificate which, prior to the Closing, represented WSC Shares will be deemed for all corporate purposes to evidence ownership of the number of full BLI Shares for which the WSC Shares represented thereby were exchanged; provided, however, that until such outstanding certificates formerly evidencing WSC Shares are so surrendered, no dividend payable to holders of record of BLI Shares as of any date subsequent to the Closing Date shall be paid to the holder of such outstanding certificates in respect thereof, and all such amounts shall be held in trust by BLI pending the surrender of such certificates.

     1.7  No Fractional Shares.   No fractional BLI Shares will be issued,
but in lieu thereof any fractional BLI Shares shall be rounded to the nearest whole share.

     1.8 Change of Name. Simultaneously with the Reorganization, and on the Closing Date, BLI shall file a Certificate of Amendment to its Articles of Incorporation changing its name to "Wizzard Software Corp."

     1.9 Certificate of Incorporation: By-laws; Directors. The Certificate of Incorporation and By-laws of WSC shall be amended and restated effective as of the Closing Date in the form attached hereto as Exhibits A and B, respectively. On the Closing Date, the directors of BLI and WSC shall be as set forth in Section 8.1 and shall serve for a full year term or until their successors are duly elected and qualified.

     1.10. Legal Opinion. At the Closing, counsel to BLI shall provide to WSC and the WSC Stockholders a legal opinion in form and substance satisfactory to WSC and containing among other things, an opinion that no approval of the BLI shareholders is required for the Reorganization or any related transactions.

     1.11 Lock Up-Leak Out Agreement. At the Closing, BLI shall deliver a lock up-leak out agreement acceptable to BLI and WSC and executed by certain BLI stockholders (attached hereto as Schedule 1.11) restricting the sale of BLI Shares.

     1.12 Federal Income Tax Treatment. It is the intent of the parties that the stock exchange contemplated hereby be treated for federal income tax purposes as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "IRC"). The parties shall report the transactions under this Agreement consistent with such treatment, shall keep such records and file such information with respect thereto as is required by Treasury Regulation 1.368-3 and shall take no position that is contrary thereto except pursuant to an administrative finding upon the appeal of a 30-day letter or unless required to do so pursuant to a determination as defined in IRC Section 1313(a).

                           ARTICLE II
                 REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of BLI and JSI. BLI and JSI, jointly and severally, represent and warrant to WSC and the WSC Stockholders, as follows:

          (a) Power and Authority. Each of BLI and JSI has the corporate power and authority, to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of BLI and JSI and no other corporate proceedings on the part of BLI or JSI are necessary to authorize this Agreement and the transactions contemplated hereby.

          (b)  BLI Financial Statements.  BLI has heretofore delivered to
WSC its audited Balance Sheet and Income Statements for the fiscal year ended December 31, 1999 (the "1999 Statements") and its Balance Sheet as at September 30, 2000 (the "September Balance Sheet"). As of the respective dates of the 1999 Statements and the September Balance Sheet (collectively, the "Financial Statements"), the Financial Statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) No Material Adverse Effect. Except as set forth in Schedule 2.1(c), since September 30, 2000, there has not been any material adverse change in the business, operations, properties, assets, condition, financial or otherwise, or prospects of BLI.

          (d) Due Organization; Power; Qualification: Subsidiaries and Affiliates, Etc.

               (i) Each of BLI and JSI is a corporation duly organized, validly existing, and in good standing under the laws of the state of their respective states of incorporation and has the corporate power to own its property and to carry on its business as now conducted. The nature of the business now conducted by BLI, the character of the property owned by it, or any other state of facts does not require BLI to be qualified to do business as a foreign corporation in any jurisdiction. BLI does not conduct and never has conducted, any active trade or business.

               (ii) Except as set forth in Schedule 2.1(d), BLI has no
                    subsidiaries or affiliates (as that term is used in the regulations promulgated under the Securities Act of 1933), as amended (the "Securities Act").

          (e)  Capitalization.

               (i) The total authorized capital stock of BLI consists of 50,000,000 shares of common stock ($0.001 par value) and 10,000,000 shares of preferred stock ($0.001) as of the date hereof and as of the Closing Date. As of the date hereof, there are no shares of preferred stock issued and outstanding and 3,467,849 BLI Shares represent all of the issued and outstanding stock of BLI. As of the Closing Date, 1,996,950 BLI Shares shall represent all of the issued and outstanding capital stock of BLI. All of the outstanding BLI Shares have been, and all of the outstanding BLI Shares as of the Closing Date will be, duly authorized and validly issued and are fully paid and non-assessable.

               (ii) Except as set forth on Schedule 2.1(e)(ii) or as
                    contemplated in the Confidential Private Offering Memorandum dated August 1, 2000, as amended and supplemented (the "PPM") or Article I hereof, there are no present and on the Closing Date there will be no outstanding subscriptions, options, warrants, contracts, calls, puts, agreements, demands or other commitments or rights of any type to purchase or acquire any securities of BLI, nor are there outstanding securities of BLI which are convertible into or exchangeable for any shares of capital stock of BLI, and BLI has no obligation of any kind to issue any additional securities.

          (f)  Financial Information: No Material Adverse Change.

               (i)  BLI has furnished to WSC the Financial Statements.
                    The Financial Statements have been prepared in accordance with generally accepted accounting principles, and fairly present in all material respects, the financial condition of BLI as at the respective dates thereof, and the results of operation of BLI for the periods then ended.

               (ii) Since September 30, 2000, there has been no material
                    adverse change in the business or financial condition or the operations of BLI except as set forth on
                    Schedule 2.1(f).

               (iii) At September 30, 2000, there were no material liabilities, absolute or contingent of BLI that were not shown or reserved against on the balance sheets included in the Financial Statements, except obligations under the contracts shown on or as otherwise disclosed in Schedule 2.1(f). As of the Closing Date, BLI has no assets or liabilities of any kind, whether known or unknown, accrued, absolute, contingent or otherwise.

               (iv) Since September 30, 2000, BLI has not sold or
                    otherwise disposed of or encumbered any of the properties or assets reflected on the Financial Statements, or other assets owned or leased by it, except in the ordinary course of business, or as otherwise disclosed on Schedule 2.1(f).

          (g)  Tax Matters.

               (i) BLI has filed or caused to be filed with the appropriate Federal, state, county, local and foreign governmental agencies or instrumentalities all tax returns and tax reports required to be filed, and all taxes, assessments, fees and other governmental charges have been fully paid when due (subject to any extensions filed on a timely basis).

               (ii) There is not pending nor, to the best knowledge of
                    BLI, is there any threatened Federal, state or local tax audit of BLI. There is no agreement with any Federal, state or local taxing authority by BLI that may affect the subsequent tax liabilities of BLI.

               (iii) Without limiting the foregoing: (a) the Financial Statements include adequate provisions for all taxes, assessments, fees, penalties and governmental charges which have been or in the future may be assessed against BLI with respect to the period then ended and all periods prior thereto; and (b) on the date hereof, BLI is not liable for any taxes, assessments, fees or governmental charges.

          (h) No Conflict or Default; Enforceability; Corporate Records; Compliance with Law. Except as set forth on Schedule 2.1(h), neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including without limitation the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the material breach of any term, condition or provision of the Articles of Incorporation, Certificate of Incorporation, By-laws or other charter documents of BLI or JSI, nor of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which BLI or JSI is a party or by which any of them or any of their assets or properties are or may be bound; or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, nor result in the creation or imposition or any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any properties or assets of BLI or JSI, nor give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties, assets, contracts or
business of BLI or JSI.   This Agreement and all other agreements and
documents delivered by BLI or JSI in connection herewith have been duly executed and delivered by BLI and JSI and constitute the binding obligations of BLI and JSI enforceable in accordance with their respective terms. BLI has permitted WSC to examine BLI's corporate minute and stock records books. The corporate minute books contain the Articles of Incorporation, Certificate of Incorporation, By-laws and other charter documents of BLI as in effect on the date hereof and a true and complete record of all actions by and meetings of the directors (and committees thereof) and stockholders of BLI and accurately reflect all transactions referred to therein. BLI is not in violation of any outstanding arbitration award, judgment, order or decree; or in violation of any statute, regulation or ordinance ("Law"), including, but not limited to, any antidiscrimination, hazardous and toxic substances, wage, hour, working condition, payroll withholding, pension, building, zoning and tax Law. There have been no allegations of or inquiries concerning any violations of Law by BLI within the past three years.

          (i) Party to Agreements. Except as set forth on Schedule 2.1(i), BLI is not a party to any contract or other arrangement other than this Agreement.

          (j) Litigation. There are no actions, suits, investigations, or proceedings pending, nor, to the knowledge of BLI, threatened against BLI, the performance of the terms and conditions hereof, or the consummation of the transactions contemplated hereby, in any court or by or before any governmental body or agency, including without limitation any claim, proceeding or litigation for the purpose of challenging, enjoining or preventing the execution, delivery or consummation of this Agreement. BLI is not subject to any order, judgment, decree, stipulation or consent or any agreement with any governmental body or agency.

          (k) Securities Filings. The common stock of BLI is listed on the NASD OTC Electronic Bulletin Board. BLI has heretofore provided to WSC true and correct copies of its annual report on Form 10-KSB for the year ended December 31, 1999 and its quarterly reports on Form 10-QSB dated March 31, 2000, June 30, 2000 and September 30, 2000. All such reports are true, correct and accurate as of the dates of filing and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed on Schedule 2.1(k), no material adverse change in the business, financial condition or operations of BLI has occurred since the date of such reports. BLI will have on the Closing Date and thereafter, made all filings required to be made by BLI with the Securities and Exchange Commission (the "Commission") and any state securities authorities.

          (l) Governmental and Other Approval. BLI has all permits, licenses, orders and approvals of all federal, state, local or foreign governmental or regulatory bodies required for BLI to conduct its business as presently conducted. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders or approvals will be affected by the consummation of the transactions contemplated by this Agreement. No approval or authorization of or filing with any governmental authority or any other person or entity on the part of BLI or JSI is required as a condition to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than the filing of any documents contemplated by this Agreement.

          (m) Salaries. There is set forth on Schedule 2.1(m) annexed hereto and made a part hereof, a true and complete list, as of the date of this Agreement, of all of the persons who are employed by BLI, together with their compensation (including bonuses) for the calendar year ended December 31, 1999, and the rate of compensation (including bonus arrangements) currently being paid to each such employee.

          (n) Accrued Compensation. BLI does not have any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written, or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of BLI.

          (o) Employee Benefit Plans. Except as set forth on Schedule 2.1(o), BLI does not have, maintain or contribute to and never has had, maintained or contributed to, any pension plan, profit sharing plan or employee's savings plan, and neither is otherwise subject to any applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

          (p) Material Contracts, etc. Schedule 2.1(p) contains an accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which BLI is a party or by which it or its properties are bound (including without limitation contracts with customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements

          (q) Title and Authority. The shareholders as listed in Schedule 2.1(q) are together the holders of record and, to the knowledge of BLI, the sole beneficial owners, of all of the outstanding BLI Shares.

          (r)  Financial Information: Contingent Liabilities.

               (i) At September 30, 2000, there were no material liabilities, absolute or contingent of BLI that were not shown or reserved against on the balance sheets included in the Financial Statements, except obligations under the contracts shown on Schedule 2.1(r).

               (ii) Since September 30, 2000, BLI has not sold or
                    otherwise disposed of or encumbered any of the properties or assets reflected on the Financial Statements, or otherwise owned or leased by it, except in the ordinary course or business, or as otherwise disclosed on Schedule 2.1(r).

          (s) No Liquidation of WSC. BLI has no plan or intention to (i) liquidate WSC, (ii) merge WSC into any other corporation, (iii) cause WSC to sell or otherwise dispose any of its assets, except for dispositions made in the ordinary course of business, or (iv) sell or otherwise dispose of any of the WSC Shares acquired pursuant to this Agreement.

          (t) No Reacquisition of BLI Shares. BLI has no plan or intention to reacquire any of the BLI Shares issued pursuant to this Agreement.

          (u) No Prior Ownership of WSC Shares. BLI does not own, directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any WSC Shares.

          (v) No Investment Company Parties. Neither BLI nor JSI is an "investment company" as defined in IRC Sections 368(a)(2)(F)(iii) and (iv).

          (w) The representation and warranties contained herein do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

          (x) All representations and warranties and all other information contained in the PPM shall be true and correct in all material respects when made.

     2.2 Representations and Warranties of WSC: WSC represents and warrants to BLI as follows:

          (a) Power and Authority. WSC has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of WSC, and, no other corporate proceedings on the part of WSC are necessary to authorize this Agreement and the transactions contemplated hereby.

          (b)  WSC Financial Statements.  WSC has heretofore delivered to
BLI (i) minutes of Directors' and shareholders' meetings for the period January 1, 1999 through February 2, 2001, and (ii) its Pro Forma Financial Statements for September 30, 2000 giving effect to the Reorganization (the "WSC Financial Statements"). The WSC Financial Statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) No Material Adverse Effect. Except as set forth on Schedule 2.2(c), since September 30, 2000 there has not been any material adverse change in the business, operations, properties, assets, condition, financial or otherwise of WSC.

          (d)  Due Organization; Power; Qualification; Subsidiaries and
Affiliates: Etc.

               (i) WSC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power to own its property and to carry on its business as now conducted. WSC is qualified to do business as a foreign corporation in the Commonwealth of Pennsylvania and in each other jurisdiction where the failure to qualify would have a material adverse effect on WSC.

               (ii) WSC has no subsidiaries (as that term is used in the
                    regulations promulgated under the Securities Act).

          (e)  Capitalization.

               (i) The total authorized capital stock of WSC consists of 20,000,000 shares of common stock, $.001 par value per share, of which 13,621,472 Shares are issued and outstanding as of the date hereof. Except as set forth on Schedule 2.2(e)(i), all the outstanding WSC Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

               (ii) There are no present and on the Closing Date there
                    will be no outstanding options, warrants, convertible securities or rights which may require WSC to issue additional shares of its capital stock other than as listed on Schedule 2.2(e)(ii).

          (f)  Financial Information: No Material Adverse Change.

               (i) At September 30, 2000, there were no material liabilities, absolute or contingent of WSC that were not shown or reserved against on the balance sheets included in the WSC Financial Statements, except obligations under the contracts shown on or as otherwise disclosed in Schedule 2.2(f)(i).

               (ii) Since September 30, 2000, WSC has not sold or
                    otherwise disposed of or encumbered any of the properties or assets reflected on the WSC Financial Statements, or other assets owned or leased by it, except in the ordinary course of business or as otherwise disclosed on Schedule 2.2(f)(ii).

          (g)  Tax Matters.

               (i) WSC has filed or caused to be filed with the appropriate federal, state, county, local and foreign governmental agencies or instrumentalities all tax returns and tax reports required to be filed, and all taxes, assessments, fees and other governmental charges have been fully paid when due (subject to any extensions filed on a timely basis).

               (ii) There is not pending nor, to the best knowledge of
                    WSC, is there any threatened federal, state or local tax audit of WSC. There is no agreement with any federal, state or local taxing authority that may affect the subsequent tax liabilities of WSC.

               (iii) Without limiting the foregoing: (a) the WSC Financial Statements include adequate provisions for all taxes, assessments, fees, penalties and governmental charges which have been or in the future may be assessed against WSC with respect to the period then ended and all periods prior thereto; and (b) WSC is not, on the date hereof, liable for any taxes, assessments, fees or governmental charges.

          (h) No Conflict or Default; Enforceability; Corporate Records; Compliance with Law. Except as set forth on Schedule 2.2(h), neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including without limitation the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the material breach of any term, condition or provision of the Certificate of Incorporation or By-laws of WSC, nor of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which WSC is a party or by which it or any of its respective assets or properties are or may be bound; or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, nor result in the creation of imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any properties or assets of WSC, nor give to others any interest of rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties, assets, contracts or business of WSC. This Agreement and each other agreement and document delivered by WSC in connection herewith have been duly executed and delivered by WSC and constitute the binding obligations of WSC enforceable in accordance with their respective terms. WSC has permitted BLI to examine WSC's corporate minute and stock records books. The corporate minute books contain the Articles of Incorporation, Certificate of Incorporation, By-laws and other charter documents of WSC as in effect on the date hereof and a true and complete record of all actions by and meetings of the directors (and committees thereof) and stockholders of WSC and accurately reflect all transactions referred to therein. Except as set forth on Schedule 2.2(h), WSC is not in violation of any outstanding arbitration award, judgment, order or decree; or in violation of any Law, including, but not limited to, any antidiscrimination, hazardous and toxic substances, wage, hour, working condition, payroll withholding, pension, building, zoning and tax Law. There have been no allegations of or inquiries concerning any violations of Law by WSC within the past three years.

          (i)  Party to Agreements.  Except as set forth on Schedule
2.2(i), WSC is not a party to any contract or other arrangement except those made in the ordinary course of business or which are terminable on the giving of sixty (60) days' (or less) notice of WSC's intent to terminate such contract. Except as set forth on Schedule 2.2(i), WSC is not in default in any material respect under any contract or agreement to which it is a party or by which it or any of its assets is or may be bound.

          (j) Litigation. Except as set forth on Schedule 2.2(j), there are no actions, suits, investigations, or proceedings pending, nor, to the knowledge of WSC, threatened, against WSC, the performance of the terms and conditions hereof, or the consummation of the transactions contemplated hereby, in any court or by or before any governmental body or agency, including without limitation any claim, proceeding or litigation for the purpose of challenging, enjoining or preventing the execution, delivery or consummation of this Agreement. WSC is not subject to any order, judgment, decree, stipulation or consent or any agreement with any governmental body or agency which affects its business or operations.

          (k) Governmental and Other Approval. WSC has all permits, licenses, orders and approvals of all federal, state, local or foreign governmental or regulatory bodies required for WSC to conduct its business as presently conducted. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders of approvals will be affected by the consummation of the transactions contemplated by this Agreement. No approval or authorization of or filing with any governmental authority or any other person or entity on the part of WSC is required as a condition to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than the filing of documents contemplated by this Agreement.

          (l) Salaries. There is set forth on Schedule 2.2(l) annexed hereto and made a part hereof, a true and complete list, as of the date of this Agreement, of all the persons who are both currently employed by WSC together with their compensation (including bonuses) for the calendar year ended December 31, 2000 and the rate of compensation (including bonus arrangements) currently being paid to each such employee.

          (m) Accrued Compensation. WSC does not have any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of WSC, except as disclosed in Schedule 2.2(m)

          (n) Employee Benefit Plans. WSC does not have, maintain or contribute to, and never has had, maintained or contributed to, any pension plan, profit sharing plan or employees' savings plan, and WSC is not otherwise subject to any applicable provisions of ERISA except as set forth on Schedule 2.2(n).

          (o) Material Contracts, etc. Schedule 2.2(o) contains an accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which WSC is a party or by which it or its properties are bound (including without limitation contracts with customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) that (i) may give rise to obligations or liabilities exceeding $10,000, (ii) generate revenues or income exceeding $10,000, or (iii) to which WSC and any affiliate of WSC is a party or any officer, director or shareholder of WSC is a party (collectively, the "Material Contracts").

          (p) Title and Authority. The shareholders as listed in Schedule 2.2(p) are together the holders of record and, to the knowledge of WSC, the sole beneficial owners of all of the outstanding shares of WSC capital stock being exchanged pursuant to this Agreement.

          (q) The representation and warranties contained herein do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

          (r) All representations and warranties and all other information contained in the PPM shall be true and correct in all material respects when made.

     2.3 Additional Representations and Warranties of WSC. WSC represents and warrants to the WSC Stockholders as follows:

          (a) No Issuance of WSC Shares. WSC has no plan or intention to issue additional WSC Shares that would result in BLI losing control of WSC within the meaning of IRC Section 368(c)(i).

          (b) No Investment Company Parties. WSC is not an "investment company" as defined in IRC Sections 368(a)(2)(F)(iii) and (iv).

          (c) No Dissenters. There will be no stockholders of WSC entitled to prevail in any action to obtain dissenter's rights under the Delaware General Corporation Law.

          (d) Fair Market Value of Assets. The fair market value of WSC's assets exceeds the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

          (e) No Compensation for WSC Shares. None of the compensation received by any stockholder-employee of WSC will be separate consideration for, or allocable to, any of WSC Shares owned by any of them, none of the BLI Shares received by any stockholder-employee of WSC will be separate consideration for, or allocable to, any employment agreement, and the compensation paid to any stockholder of WSC will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms' length for similar services.

     2.4 Representations and Warranties of WSC Stockholders. Each WSC Stockholder, with respect to, for and on behalf of itself only, represents and warrants to BLI as follows:

          (a) Power and Authority. The WSC Stockholder, if it is an entity, has the corporate (or other applicable entity) power and authority, and the WSC Stockholder, if it is an individual, has the capacity and authority, to enter into this Agreement and carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors (or other appropriate entity governing body) of the WSC Stockholder, if it is an entity, and no other corporate (or other applicable entity) proceedings on the part of such WSC Stockholder who is an entity are necessary to authorize this Agreement and the transactions contemplated hereby.

          (b) Due Organization; Power. The WSC Stockholder, if it is an entity, is a corporation (or other appropriate entity) duly organized, validly existing, and in good standing under the laws of their respective states of incorporation (or other appropriate formation) and has the corporate (or other appropriate entity) power to own its property and to carry on its business as now conducted.

          (c) No Conflict or Default; Enforceability. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including without limitation the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the material breach of any term, condition or provision of the Articles of Incorporation, Certificate of Incorporation, By-laws or other charter documents of the WSC Stockholder, if it is an entity, nor of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which the WSC Stockholder is a party or by which it or any of its assets or properties are bound; or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, nor result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any properties or assets of the WSC Stockholder, nor give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties, assets, contracts or business of the WSC Stockholder. This Agreement and each other agreement and document delivered by the WSC Stockholder in connection herewith have been duly executed and delivered by such WSC Stockholder and constitute the binding obligations of such WSC Stockholder enforceable in accordance with their respective terms.

          (d) Governmental and Other Approval. No approval or authorization of or filing with any governmental authority or any other person or entity on the part of the WSC Stockholder is required as a condition to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than the filing of any documents of any document contemplated by this Agreement.

          (e) No Investment Company Parties. The WSC Stockholder is not an "investment company" as defined in IRC Sections 368(a)(2)(F)(iii) and (iv).

          (f) No Disposition of BLI Shares. There is no plan or intention by the WSC Stockholders to sell, exchange, or otherwise dispose of a number of BLI Shares that would reduce the WSC Stockholders' ownership of BLI Shares to a number having a value, as of the Closing Date, of less than fifty percent (50%) of the value of all of the outstanding capital stock of WSC outstanding as of the Closing Date.

                          ARTICLE III
                           COVENANTS

     3.1  WSC agrees that prior to the Closing Date:

          (a) Except as set forth on Schedule 3.1, no dividend shall be declared or paid by other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect to WSC Shares, nor shall WSC purchase, acquire or redeem or split, combine or reclassify any shares of its capital stock unless prior to the record date for such dividend or the effective date of such split, combination or reclassification, it tenders to BLI its agreement to amend this Agreement so as to effect an appropriate adjustment in the number of shares deliverable upon the Effective Time.

          (b) Except for such option grants to existing or prospective employees and consultants as may be contemplated by the WSC Financial Statements or the PPM (including the capitalization chart set forth therein), no change shall be made in the number of shares of authorized or issued WSC Shares; nor shall any option, warrant, call, right, commitment or agreement of any character be granted or made by WSC relating to its authorized or issued WSC Shares; nor shall WSC issue, grant or sell any securities or obligations convertible into or exchangeable for shares of WSC Shares.

          (c) WSC will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of WSC or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of WSC's representations contained herein to be or become untrue in any material respect at the Closing Date.

          (d)  Except as set forth on Schedule 2.2(c) or as contemplated by
Article I hereof, WSC will not (i) incur any indebtedness for borrowed money;
(ii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation, or (iii) make any loans, advances or capital contributions to or investments in, any other individual, firm or corporation.

          (e) Except as contemplated in the WSC Financial Statements or the PPM, WSC will not make, alter or change any employment or other contract with any of its personnel or make, adapt, alter, revise, or amend any pension, bonus, profit-sharing or other employee benefit plan, or grant any salary increase or bonus to any person without the prior written consent of BLI, except for normal year-end or anniversary salary adjustments for employees, excluding officers.

     3.2  BLI  agrees that prior to the Closing Date:

          (a) Except as set forth in Section 1.4 hereof, no dividend shall be declared or paid or other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect of BLI Shares, nor shall BLI purchase, acquire or redeem or split, combine or reclassify any shares of its capital stock.

          (b) Except as contemplated by the PPM or as set forth in Sections 1.4 and 1.5 hereof, no change shall be made in the number of authorized or issued BLI Shares (other than pursuant to this Agreement); nor shall any option, warrant, call, right, commitment or agreement (other than this Agreement) of any character be granted or made by BLI relating to its authorized or issued BLI Shares; nor shall BLI issue, grant or sell any securities or obligations convertible into or exchangeable for BLI Shares.

          (c) BLI will not take, agree to take, or knowingly permit to be taken any action, nor do or knowingly permit to be done anything in the conduct of the business of BLI or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of BLI's representations and warranties contained herein to be or become untrue in any material respect at the Closing Date including without limitation amending BLI's charter documents and By-laws, except as otherwise provided hereby.

          (d) Except as contemplated by Article I, BLI nor will not (i) incur any indebtedness for borrowed money; (ii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation; or (iii) make any loans, advances or capital contributions to or investments in, any other individual, firm or corporation.

          (e) BLI will not make, alter or change any employment or other contract with any of its management personnel or make, adopt, alter, revise, or amend any pension, bonus, profit-sharing or other employee benefit plan, or grant any salary increase or bonus to any person without the prior written consent of WSC, except for normal year end or anniversary salary adjustments for employees, excluding officers.

     3.3 Each party to this Agreement agrees that the fair market value of the BLI Shares received by each WSC Stockholder pursuant to this Agreement will be approximately equal to the fair market value of the WSC Shares surrendered by such WSC Stockholder in the exchange.

                           ARTICLE IV
                       CERTAIN COVENANTS

     4.1 Directors' Meeting. WSC will take all actions necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting or obtain the written consent of its directors as promptly as practicable to consider and vote upon the approval of the transactions contemplated by this Agreement.

     4.2 Conduct of Business Pending the Reorganization. Prior to the effective date of the Reorganization, unless BLI and WSC shall otherwise agree in writing, each company shall not (i) operate its business otherwise than in the ordinary course, or (ii) authorize, recommend or propose any merger, consolidation, acquisition of assets, disposition of assets, material change in its capitalization or any comparable event, not in the ordinary course of business (in each case, other than the transactions contemplated hereby or in the PPM and transactions as to which written notice has been given to the other companies prior to the date hereof).

     4.3 Disclosure. Each party acknowledges that it has, and will have, possession of important confidential information ("Confidential Information") regarding the other parties. Each party hereto agrees that it shall not use any confidential information except in furtherance of the transactions contemplated hereby and shall not divulge, communicate, furnish or make accessible any Confidential Information to any person, firm, partnership, corporation or other entity. No party hereto shall make any public statement from the date of this Agreement forward, including without limitation any press release, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other parties (which consent may not be unreasonably withheld), except as may be required by law, in which case the parties shall consult with each other as to the nature and scope of the required disclosure and any protective measures which should be taken to preserve the confidentiality of the disclosed information. If any party becomes legally compelled to disclose information relating to this Agreement, such party shall provide the other parties with notice of such requirement to allow such party to seek a protective order or other remedy.
If such protective order or other remedy is not obtained, or if compliance hereof is waived, each party agrees to disclose only that portion of information which is legally required to be disclosed and to permit the other parties at their expense to take all reasonable steps to preserve the confidentiality of the transactions hereunder.

     4.4 Recommendation of Approval. The Board of Directors of BLI and WSC shall continue to recommend to their respective shareholders approval of this Agreement and the transactions contemplated hereby except as the fiduciary obligations and other duties of each such Board of Directors may otherwise require.

     4.5 Access. Prior to the closing, WSC shall afford to the officers, attorneys, accountants, and other authorized representatives of BLI free and full access to the premises, books and records of WSC in order that BLI may make such investigation as it may desire of the affairs of WSC, provided such access is not unreasonably disruptive to WSC's business. Prior to the closing, BLI shall afford to the officers, attorneys, accountants, and other authorized representatives of WSC free and full access to the premises, books and records of BLI so that it may make such investigations as it may desire of the affairs of BLI, provided such access is not unreasonably disruptive to BLI.

     4.6 No Solicitation. Neither WSC nor BLI will (nor will either of them permit any agent or affiliate to) solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined) or furnish any information to, or cooperate with, any person, corporation, firm or other entity with respect to an Acquisition Proposal. As used herein "Acquisition Proposal" means a proposal for a merger or other business combination involving such entity or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of such entity other than the Reorganization.

                           ARTICLE V
                           CONDITIONS

     5.1 Conditions to the Obligations of BLI and JSI. The obligations of BLI and JSI to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the consummation of the transactions contemplated hereby of each of the following conditions:

          (a) No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the transactions contemplated hereby by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including entry of a preliminary or permanent injunction, which would (i) make the transactions contemplated hereby illegal, (ii) require the divestiture by BLI or any subsidiary of BLI of the shares of any company or of a material portion of the business of BLI and its subsidiaries taken as a whole, (iii) impose material limits on the ability of BLI to effectively control the business of BLI and its subsidiaries, (iv) otherwise materially adversely affect BLI and its subsidiaries taken as a whole, or (v) if the transactions contemplated hereby are consummated, subject any officer, director, or employee of BLI to criminal penalties or to civil liabilities not adequately covered by insurance or enforceable indemnification maintained by BLI;

          (b) No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending which would reasonably be expected to result in any way of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) WSC shall have complied in all material respects with its agreements and covenants herein, and all representations and warranties of WSC herein shall be true and correct in all material respects at the time of Closing as if made at that time, except to the extent they expressly relate to an earlier date, and BLI shall have received a certificate to that effect to the best of the knowledge of WSC, signed by the President of WSC;

          (d) Each WSC Stockholder shall have complied in all material respects with its agreements and covenants herein, and all representations and warranties of each WSC Stockholder herein shall be true and correct in all material respects at the time of the Closing as if made at that time, except to the extent they expressly relate to an earlier date, and BLI shall have received a certificate to that effect to the best knowledge of each WSC Stockholder, signed by each WSC Stockholder;

          (e) A Good Standing Certificate of WSC, dated no more than 10 days prior to the Closing Date, from the Secretary of State of Delaware; and

          (f) The holders of at least eighty percent (80%) of the issued and outstanding WSC Shares owned by the WSC stockholders listed on Schedule 5.1(f) shall have agreed to exchange their WSC Shares pursuant hereto.

          (g) Each WSC Stockholder shall have delivered to Interwest Transfer Company, WSC's transfer agent, certificates representing such WSC Stockholder's WSC Shares which are being transferred hereunder, which certificate shall have been duly endorsed in black by such WSC Stockholder or with blank stock powers attached, in proper form for transfer to BLI.

     5.2  Conditions to the Obligations of WSC and the WSC Stockholders.
The obligations of WSC and the WSC Stockholders to consummate the transactions contemplated hereby are subject to the satisfaction, at or before the consummation of the transactions contemplated hereby, of each of the following conditions:

          (a) The directors of WSC shall have duly approved the transactions contemplated hereby in accordance with applicable law;

          (b) No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the transactions contemplated hereby by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, which would (i) make the transactions contemplated hereby illegal,
(ii) require the divestiture by WSC or any subsidiary of WSC of the shares of any company or of a material portion of the business of WSC and its subsidiaries taken as a whole, (iii) impose material limits on the ability of WSC to effectively control the business of WSC and its subsidiaries, (iv) otherwise materially adversely affect WSC and its subsidiaries taken as a whole or any WSC Stockholder, or (v) if the transactions contemplated hereby are consummated, subject any officer, director or employee of WSC to criminal penalties or to civil liabilities not adequately covered by insurance or enforceable indemnification maintained by WSC;

          (c) No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending which would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of paragraph (b) above;

          (d) BLI shall have complied in all material respects with its agreements and covenants herein, and all representations and warranties of BLI herein shall be true and correct in all material respects at the time of Closing as if made at that time, except to the extent they expressly relate to an earlier date, and WSC shall have received a certificate to that effect to the best of the knowledge of BLI, signed by the Presidents of BLI;

          (e) JSI shall have complied in all material respects with its agreements and covenants herein, and all representations and warranties of JSI herein shall be true and correct in all material respects at the time of the Closing as if made at that time, except to the extent they expressly relate to an earlier date, and WSC and the WSC Stockholders shall have received a certificate to that effect to the best knowledge of the BLI Stockholders, signed by an officer of JSI;

          (f) A Good Standing Certificate of BLI, dated no more than 10 days prior to the Closing Date, from the Secretary of State of Colorado;

          (g) All necessary third party and governmental consents and approvals required for transactions contemplated hereby shall have been obtained; and

          (h) BLI shall have changed its name to Wizzard Software Corp., shall have caused the number of its outstanding shares to be increased from 867,849 to 1,696,951 as described in Section 1.4 hereof.

          (i)  BLI shall have delivered to Interwest Transfer Company,
BLI's transfer agent, certificates representing the BLI Shares which are being transferred hereunder, issued to the WSC Stockholders in accordance with the terms of this Agreement.

     5.3 Conditions to each Party's Obligations. The obligation of each party to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following condition:

          (a) BLI shall have received subscriptions for financing in form and substance satisfactory to BLI and WSC as described in Section 1.5 hereof.

                           ARTICLE VI
                        INDEMNIFICATION

     6.1 BLI and JSI, hereby agree, jointly and severally, to indemnify and hold WSC, its officers, directors, employees and agents and each person, if any, who controls WSC within the meaning of Section 15 of the Act or Section 20 of the Exchange Act harmless from and against the following:

          (a) Any and all liabilities, losses, claims, costs, expenses, damages and judgments (including, without limitation, any legal or other expenses incurred in connection with investigating or defending any matter, including any action, that could give rise to such liabilities, losses, claims, costs, expenses, damages and judgments) (collectively, the "Losses") resulting from or arising out of any breach of any representation, warranty, or non-performance of any covenant or agreement on the part of BLI or JSI contained in this Agreement or in any statement or certificate furnished or to be furnished by BLI or JSI pursuant hereto or in connection with the transactions contemplated hereby;

          (b) Any and all Losses they suffer resulting from or arising out of any untrue statement or alleged untrue statement of a material fact concerning BLI or JSI contained in the PPM or resulting from any omission or alleged omission to state therein a material fact concerning BLI or JSI required to be stated therein or necessary to make the statements therein concerning BLI or JSI not misleading; and

          (c) Any and all losses resulting from or arising out of the conduct of any business, any act or any omissions by or on behalf of BLI prior to the Closing.

     6.2 WSC hereby agrees, to indemnify and hold BLI, its officers, directors, employees and agents and each person, if any, who controls BLI within the meaning of Section 15 of the Act or Section 20 of the Exchange Act harmless from and against the following:

          (a) Any and all Losses resulting from or arising out of any breach of any representation, warranty, or non-performance of any covenant or agreement on the part of WSC or any WSC stockholder contained in this Agreement or in any statement or certificate furnished or to be furnished by WSC pursuant hereto or in connection with the transactions contemplated hereby; and

          (b) Any and all Losses they suffer resulting from or arising out of any untrue statement or alleged untrue statement of a material fact concerning WSC or any WSC Stockholder contained in the PPM or resulting from any omission or alleged omission to state therein a material fact concerning WSC or any WSC Stockholder required to be stated therein or necessary to make the statements therein concerning WSC or any WSC Stockholder not misleading.

     6.3 WSC hereby agrees to indemnify and hold the WSC Stockholders harmless from and against any and all Losses resulting from or arising out of any breach of any representation, warranty, covenant or agreement on the part of WSC contained in Section 2.3 of this Agreement.

     6.4 Each WSC Stockholder hereby agrees to indemnify and hold BLI its officers, directors, employees and agents and each person, if any, who controls BLI within the meaning of Section 15 of the Act or Section 20 of the Exchange Act harmless from and against any and all Losses resulting from or arising out of any breach of any representation, warranty, covenant or agreement on the part of such WSC Stockholder contained in Section 2.4 of this Agreement.

     6.5 In case any action shall be commenced involving any person in respect of which indemnity may be sought pursuant to Section 6.1, 6.2 or 6.4 (the "Indemnified Party"), the Indemnified Party shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Party") in
writing.   A delay in giving notice shall only relieve the Indemnifying Party of liability to the extent the Indemnifying Party suffers actual prejudice because of the delay. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the proceeding or claim involves only money damages, not an injunction or other equitable relief, and unless the Indemnifying Party:

          (i) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the Indemnified Party, and

          (ii) furnishes satisfactory evidence of the financial ability to indemnify the Indemnified Party,

in which case the Indemnifying Party may assume such control through counsel of its choice and at its expense, but the Indemnified Party shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the Indemnifying Party does not assume control of the defense of such a proceeding or claim, (i) the entire defense of the proceeding or claim by the Indemnified Party, (ii) any settlement made by the Indemnified Party, and (iii) any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the Indemnifying Party as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the Indemnifying Party to contest the right of the Indemnified Party to indemnification under the Agreement with respect to the proceeding or claim shall not be extinguished. If the Indemnifying Party does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the Indemnified Party settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

     6.6 The remedies provided for in this Section 6 are the exclusive remedies of the parties with respect to the breach of any representation, warranty, covenant or agreement set forth herein.

     6.7 The parties agree that the representations and warranties contained in Sections 2.1(a), (d), (e), (h), (k), (q), (s), (t), (u) and (v), 2.2(a), (d), (e) and (h), 2.3 and 2.4(a), (b) (c) and (f) of this Agreement will survive the Closing and continue to be binding regardless of any investigation made at any time by any party. The parties agree that any other representations and warranties contained in this Agreement or in any document, certificate, instrument or Schedule referenced herein shall not survive the Closing.

                          ARTICLE VII
                          CLOSING DATE

     7.1 The closing for the consummation of the Reorganization contemplated by this Agreement (the "Closing") shall unless another date or place is agreed to in writing by the parties hereto, take place at the offices of Robson Ferber Frost Chan & Essner, LLP, on the date which is no later than the fifth business day after the last to occur of the following dates (the actual date of the Closing shall be referred to as the "Closing Date"):

          (a)  The date on which all the other conditions set forth in
Article V hereof shall have been satisfied, except to the extent any such conditions shall have been waived by BLI or WSC; or

          (b) The Termination Date pursuant to the PPM unless the Termination Date is extended.

                          ARTICLE VIII
                      POST-CLOSING MATTERS

     8.1 At the closing, BLI will cause all of its officers and directors to resign from office and to cause to be elected to the Board of Directors of BLI those persons designated by WSC to wit:

     BLI directors:      Christopher J. Spencer
                    Armen Geronian
                    Gordon Berry

     8.2 Downstream of Offering Proceeds. Within one business day following the closing of the financing described in Section 1.5 and whenever funds are withdrawn from escrow after the minimum subscription has been satisfied, BLI shall contribute to WSC the proceeds of such financing, less any deductions for transactional fees, including, without limitation, legal fees.

                           ARTICLE IX
                         MISCELLANEOUS

     9.1 Termination. With respect to each company, this Agreement may be terminated and the transactions contemplated hereby may be abandoned (i) by the mutual consent of BLI and WSC at any time, or (ii) by either WSC or BLI if the transactions contemplated hereby have not been consummated prior to March 1, 2001. In the event of such termination and abandonment, none of BLI, WSC, JSI nor the WSC Stockholders (or any of their respective directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any willful breach of this Agreement.

     9.2 Expenses. Whether or not the transactions contemplated are consummated, all out-of-pocket costs and expenses incurred in connection with the this Agreement and the transactions contemplated will be paid by the party incurring such expenses, except that WSC shall bear all auditing costs relating to the books and records of WSC, all legal costs and fees for preparing registration statements to be filed with the Federal and/or state securities agencies, proxy statements, proxy solicitation costs, proxy mailing costs, due diligence fees and costs, costs and fees of any registration statements. In addition, WSC agrees to pay legal fees and costs in preparation of this Agreement and related documents (to Robson Ferber Frost Chan & Essner, LLP, as counsel to WSC's consultants, not to exceed $50,000).

     9.3 Brokers. No broker or finder is entitled to any brokerage or finder's fee or other commission or fee from any company or based upon arrangements made by or on behalf of any party with respect to the transactions contemplated by this Agreement, except as disclosed on Schedule
9.3 annexed hereto, and the party so indicated on Schedule 9.3 shall be liable for the payment thereof.

     9.4 Arbitration. Any controversy arising out of, connected to, or relating to any transactions herein contemplated, or this Agreement, or the breach thereof, including, but not limited to any claims of violations of Federal and/or state securities acts, banking statues, consumer protection statutes, federal and/or state anti-racketeering (e.g. RICO) claims as well as any common law claims and any state law claims of fraud, negligence, negligent misrepresentations, and/or conversion and any disputes as to the arbitrability of any such claim shall be settled by arbitration in Cuyahoga County, State of Ohio and in accordance with the commercial rules of the American Arbitration Association by three (3) arbitrators appointed in accordance with such rules. Any judgment on the arbitrator's award may be entered in any court having jurisdiction thereof. The arbitrators shall hear and determine the matter and shall execute and acknowledge its award, in writing, and if requested by either party, shall make findings of fact and conclusions of law. Any award determined by the arbitrators shall be final and binding on the parties, however, in the event of any misconduct, partiality, corruption or the like of any arbitrator, the parties shall retain any rights of appeal to which they may be entitled pursuant to applicable law. The cost and expense of arbitration, including the fees of the arbitrator, and the reasonable legal and accounting fees and expenses of the parties, shall be divided between the parties in such proportion as the arbitrators may determine.

     9.5 Other Actions. Each of the parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     9.6 Entire Agreement; Waiver and Amendment. This Agreement, the exhibits and schedules hereto and the PPM contain the entire agreement by and among BLI, WSC, JSI and the WSC Stockholders with respect to the transactions contemplated hereby. Any and all prior discussions, negotiations, commitments and understandings relating to the subject matter of this Agreement are superseded by this Agreement. This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     9.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

     9.8 Descriptive Headings. The descriptive headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.9 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail postage prepaid, addressed as follows:

     If to BLI:          Balanced Living, Inc.
                    5525 South 900 East, #110
                    Salt Lake City, UT 84117

                    with a copy to:

                    Leonard W. Burningham, Esq.
                    Hermes Building, Suite 205
                    455 East Fifth South
                    Salt Lake City, UT 84111-3323

     If to WSC:     Wizzard Software Corporation
                    424 Gold Way
                    Pittsburgh, PA 15213

                    with a copy to:

                    Nischwitz, Pembridge & Chriszt Co., L.P.A.
                    Cort Shoe Building, 4th Floor
                    1265 W. 6th Street
                    Cleveland, Ohio 44113
                    Attn:  D. Timothy Pembridge, Esq.


                    and in all cases with a copy to:

                    Robson Ferber Frost Chan & Essner, LLP
                    530 Fifth Avenue
                    New York, New York 10036
                    Attn:  David I. Ferber, Esq.

     9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one agreement.

     9.11 Publicity. All public announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon by BLI and WSC or as required by Law. If public disclosure or notice is required by Law, the disclosing party will use its best efforts to give the other prior written notice of the disclosure to be made.

     9.12 Gender; Number. The use of a particular pronoun herein shall not be restrictive as to gender, and the use of the singular or plural shall not be restrictive as to number, but shall be interpreted in all cases as the context may require.

     9.13 Schedules. The Schedules attached hereto and/or delivered herewith are an integral part of this Agreement as if fully re-written herein.

     9.14 Binding Effect. This Agreement will be binding upon and will inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns. Except as herein provided, no party will have the right to assign this Agreement, or any of such party's rights hereunder, without the prior written consent of the other parties.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                              BALANCED LIVING, INC.
                              By: /s/ Jeffrey Hardman, President

                              JENSON SERVICES, INC.
                              By: /s/ Duane S. Jenson, President

                              WIZZARD SOFTWARE CORPORATION
                              By: /s/ Christopher J. Spencer, President

                              VOICE RECOGNITION
                              INVESTMENT, LP
                              By: Britt Management, Inc., General Partner
                             /s/ Bill Britt, President

                              /s/ Jack Spencer

                              /s/ Magee Spencer

                              /s/ Christopher J. Spencer

                              /s/ Armen Geronian

                              /s/ Patty Plagman

                              /s/ Gordon Berry

                              /s/ Gary Edling

                          Schedule 1.11
     Post-Split Shares Subject to Lock-Up/Leak-Out Agreement


Corporate Capital Management                                 1,000,000

Leonard W. Burningham                                           69,998
    Shares Underlying Warrants                                  60,000

Jenson Services, Inc.                                          369,999
    Shares Underlying Warrants                                 540,000

Duane S. Jenson                                                292,648

                         Schedule 2.1(c)

          See Balanced Living's 8-K Current Report dated May 30, 2000, regarding (i) the sale of its wholly-owned subsidiary in consideration of the cancellation of outstanding warrants and options; (ii) the issuance of 2,500,000 shares of common stock to Jenson Services, Inc. ("Jenson Services") in consideration of the sum of $25,000; (iii) the issuance of 100,000 shares of common stock to Leonard W. Burningham, Esq. in consideration of services valued at $5,000; (iv) amendments to the Articles of Incorporation of Balanced Living respecting the taking of action by stockholders without a meeting; (v) the resignation of the prior sole director and executive officer and the election of additional directors and executive officers to fill the vacancies created; and (vi) the granting of 600,000 warrants to Jenson Services to acquire 600,000 shares of common stock at an exercise price of $1.00 per share for a period of 18 months from the Closing of the Reorganization, with 300,000 of such warrants being subject to cancellation if certain conditions set forth in the defining instruments are satisfied.

                         Schedule 2.1(d)

          None.

                       Schedule 2.1(e)(ii)

          Except for the 600,000 warrants granted to Jenson Services, Inc. to acquire 600,000 shares of common stock at an exercise price of $1.00 per share for a period of 18 months from the Closing of the Reorganization, with 300,000 of such warrants being subject to cancellation if certain conditions set forth in the defining instruments are satisfied, none.

                         Schedule 2.1(f)

          See Balanced Living's 8-K Current Report dated May 30, 2000, regarding (i) the sale of its wholly-owned subsidiary in consideration of the cancellation of outstanding warrants and options; (ii) the issuance of 2,500,000 shares of common stock to Jenson Services, Inc. ("Jenson Services") in consideration of the sum of $25,000; (iii) the issuance of 100,000 shares of common stock to Leonard W. Burningham, Esq. in consideration of services valued at $5,000; (iv) amendments to the Articles of Incorporation of Balanced Living respecting the taking of action by stockholders without a meeting; (v) the resignation of the prior sole director and executive officer and the election of additional directors and executive officers to fill the vacancies created; and (vi) the granting of 600,000 warrants to Jenson Services to acquire 600,000 shares of common stock at an exercise price of $1.00 per share for a period of 18 months from the Closing of the Reorganization, with 300,000 of such warrants being subject to cancellation if certain conditions set forth in the defining instruments are satisfied.

                         Schedule 2.1(h)

          None.

                         Schedule 2.1(i)

          None.

                         Schedule 2.1(k)

          See Balanced Living's 8-K Current Report dated May 30, 2000, regarding (i) the sale of its wholly-owned subsidiary in consideration of the cancellation of outstanding warrants and options; (ii) the issuance of 2,500,000 shares of common stock to Jenson Services, Inc. ("Jenson Services") in consideration of the sum of $25,000; (iii) the issuance of 100,000 shares of common stock to Leonard W. Burningham, Esq. in consideration of services valued at $5,000; (iv) amendments to the Articles of Incorporation of Balanced Living respecting the taking of action by stockholders without a meeting; (v) the resignation of the prior sole director and executive officer and the election of additional directors and executive officers to fill the vacancies created; and (vi) the granting of 600,000 warrants to Jenson Services to acquire 600,000 shares of common stock at an exercise price of $1.00 per share for a period of 18 months from the Closing of the Reorganization, with 300,000 of such warrants being subject to cancellation if certain conditions set forth in the defining instruments are satisfied.

                         Schedule 2.1(m)

          None.

                         Schedule 2.1(o)

          None.

                         Schedule 2.1(p)

          None.

                         Schedule 2.1(q)

          Correct; the stockholders list is not attached.

                         Schedule 2.1(r)

          (i)  None.

          (ii) See Balanced Living's 8-K Current Report dated May 30, 2000, regarding (i) the sale of its wholly-owned subsidiary in consideration of the cancellation of outstanding warrants and options; (ii) the issuance of 2,500,000 shares of common stock to Jenson Services, Inc. ("Jenson Services") in consideration of the sum of $25,000; (iii) the issuance of 100,000 shares of common stock to Leonard W. Burningham, Esq. in consideration of services valued at $5,000; (iv) amendments to the Articles of Incorporation of Balanced Living respecting the taking of action by stockholders without a meeting; (v) the resignation of the prior sole director and executive officer and the election of additional directors and executive officers to fill the vacancies created; and (vi) the granting of 600,000 warrants to Jenson Services to acquire 600,000 shares of common stock at an exercise price of $1.00 per share for a period of 18 months from the Closing of the Reorganization, with 300,000 of such warrants being subject to cancellation if certain conditions set forth in the defining instruments are satisfied.

                     Schedules 2.2 and 5.1

                               to

      Plan of Reorganization and Stock Exchange Agreement

                          by and among

                     Balanced Living, Inc.,
                     Jenson Services, Inc.,
               Wizzard Software Corporation, and
      Certain Stockholders of Wizzard Software Corporation

                     dated February 6, 2001

     Any disclosures made on any Schedule herein which may be applicable to another Schedule shall be deemed made with respect to such other Schedule regardless of whether or not a specific cross reference is made thereto.

                        Schedule 2.2(c)
                   No Material Adverse Effect

     The outstanding shares of Common Stock issued in connection with WSC's recently completed Rule 504 offering under Regulation D of the Securities Act were not registered under all applicable state securities or Blue Sky laws, were not exempt from such registration and, therefore, may not be duly and validly authorized and issued and fully paid and nonassessable and WSC has offered or will offer rescission to the investors in this offering.

     In 1999, WSC sought to acquire, through a "reverse merger" transaction, a Delaware corporation known as Abacus Software Services, Inc. ("Abacus"). In the first quarter of 2000, WSC discovered that Abacus had made misrepresentations to WSC in connection with the merger transaction. WSC sought to and completed a rescission of the Abacus merger on April 5, 2000, by filing a Certificate of Correction with the Secretary of State of the State of Delaware. Since that date, the separate corporate existence of WSC and Abacus has been recognized by the State of Delaware. A majority of the stockholders of Abacus, and the Board of Directors of Abacus, have ratified the rescission of the merger by written consent actions.

                       Schedule 2.2(e)(i)
                         Capitalization

     The outstanding shares of Common Stock issued in connection with the Wizzard Software Corporation's ("WSC") recently completed Rule 504 offering under Regulation D of the Securities Act were not registered under all applicable state securities or Blue Sky laws, were not exempt from such registration and, therefore, may not be duly and validly authorized and issued and fully paid and nonassessable.

     In 1999, WSC sought to acquire, through a "reverse merger" transaction, a Delaware corporation known as Abacus Software Services, Inc. ("Abacus"). In the first quarter of 2000, WSC discovered that Abacus had made misrepresentations to WSC in connection with the merger transaction. WSC sought to and completed a rescission of the Abacus merger on April 5, 2000, by filing a Certificate of Correction with the Secretary of State of the State of Delaware. Since that date, the separate corporate existence of WSC and Abacus has been recognized by the State of Delaware. A majority of the stockholders of Abacus, and the Board of Directors of Abacus, have ratified the rescission of the merger by written consent actions.

                      Schedule 2.2(e)(ii)
                         Capitalization

     The Warrant issued in connection with the Loan Agreement between WSC and Savage Holdings, Inc. dated May 2, 2000 (the "Loan Agreement").

     The Convertible Promissory Note issued in connection with this Loan Agreement.

     Options, warrants, convertible securities and other rights to purchase up to 511,000 shares of WSC Common Stock.

     Subscription Agreement by and between WSC and Voice Recognition Investment L.P. dated April 22, 1998.

                       Schedule 2.2(f)(i)
                     Financial Information

     None.

                      Schedule 2.2(f)(ii)
                  No Material Adverse Changes

     None.

                        Schedule 2.2(h)
                     No Conflict or Default

     The outstanding shares of Common Stock issued in connection with WSC's recently completed Rule 504 offering under Regulation D of the Securities Act were not registered under all applicable state securities or Blue Sky laws, were not exempt from such registration and, therefore, may not be duly and validly authorized and issued and fully paid and nonassessable and WSC has offered or will offer rescission to the investors in this offering.

                        Schedule 2.2(i)
                      Party to Agreements

     See Schedule 2.2(o)

                        Schedule 2.2(j)
                           Litigation

     The outstanding shares of Common Stock issued in connection with WSC's recently completed Rule 504 offering under Regulation D of the Securities Act were not registered under all applicable state securities or Blue Sky laws, were not exempt from such registration and, therefore, may not be duly and validly authorized and issued and fully paid and nonassessable and WSC has offered or will offer rescission to the investors in this offering.

          Schedule 2.2(k)
                            Consents

     None, other than stockholders of WSC who are parties to this Plan or Reorganization and Stock Exchange Agreement.

                        Schedule 2.2(l)
                            Salaries

                                         2001 Estimate        2000
Gordon Berry                               $28,176.24        $24,676.24 *1099
Armen Geronian                              60,000.00         60,000.00
Edward Greiner Jr.                          18,720.00          8,580.00
Rose McCormick                              25,000.00         22,916.56
Gary Nagel                                  31,200.00         31,040.00
Richard Pflug                               40,000.00         39,666.74
Patricia Plagman                            48,000.00         48,000.00
Amanda Planavsky                            25,000.00         16,106.54
John Shuss                                  18,720.00          8,580.00
Chris Spencer                               62,000.00        101,992.00
Eli Triona                                  25,000.00         24,841.51
Sergey Tulayev                              40,000.00         40,000.08
Bernie Brown                                                   2,083.34
William Georges                                               25,811.30
Melissa Henri                                                  5,321.45
James Levri                                                    2,563.00

                        Schedule 2.2(m)
                      Accrued Compensation

     WSC may have an outstanding liabilities for the payment of wages, vacation pay, salaries, bonuses, pensions or contributions under any labor or employment contract with respect to current payroll periods and otherwise in the ordinary course of business.

                        Schedule 2.2(n)
                     Employee Benefit Plans

     None.

                        Schedule 2.2(o)
                       Material Contracts

1. Real Estate Lease between Bally RE Ltd. and WSC dated August 8, 1998 for the lease of certain premises located at 424 Gold Way, Pittsburgh, Pennsylvania 15213.

2. Agreements in connection with the options, warrants, convertible securities and other rights to purchase up to 511,000 shares of WSC Common Stock described in Schedule 2.2(e)(ii).

3.        Loan Agreement.

4.        Convertible Promissory Note dated May 2, 2000 in favor of Savage
Holdings, Inc.

5.        Warrant No. W-1 dated May 2, 2000 issued to Savage Holdings, Inc.

6. Subscription Agreement by and between WSC and Voice Recognition Investment L.P. dated April 22, 1998.

7.        Consulting Agreement dated March 13, 2000 between WSC and DMG,
Inc.

                        Schedule 2.2(p)
                      Title and Authority

     Voice Recognition Investment, LP- 3,340,000
     Jack and Magee Spencer - 2,835,000
     Armen Geronian - 2,812,500
     Christopher Spencer - 2,811,500
     Gordon Berry - 500,000
     Patty Plagman - 500,000
     Gary Edling - 250,000

                        Schedule 5.1(f)
                    Certain WSC Stockholders

     Voice Recognition Investment, LP- 3,340,000
     Jack and Magee Spencer - 2,835,000
     Armen Geronian - 2,812,500
     Christopher Spencer - 2,811,500
     Gordon Berry - 500,000
     Patty Plagman - 500,000
     Gary Edling - 250,000
     David Spencer - 10,000
     Mark Spencer - 10,000
     Patrick Chisholm - 1,000
     Vadim N. Arutyunov - 10,000
     Samvel Y. Khodzhayan - 10,000

                           Schedule 3.1

          None.

                           Schedule 9.3

          None.